Exhibit 10.4

EXECUTION VERSION

COMPANY HOLDERS SUPPORT AGREEMENT

This Company Holders Support Agreement (this “Agreement”) is dated as of December 2, 2021 by and among Apollo Strategic Growth Capital, a Cayman Islands exempted company (“Acquiror”) and Persons set forth on Schedule I hereto (collectively, the “Shareholders” and Acquiror and the Shareholders, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, concurrently herewith, Acquiror and GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (the “Company”) are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which (among other things and subject to the terms and conditions set forth therein), Acquiror and the Company will effect the Closing DeSPAC Transactions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement;

WHEREAS, as of the date hereof, each Shareholder (other than Expedia) is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of Company Voting Ordinary Shares, Company Non-Voting Ordinary Shares, Company Preferred Shares and Company Profit Shares set forth opposite such Shareholder’s name on Schedule I attached hereto (such shares, together with (1) any equity interests of the Company (or any securities convertible into or exercisable or exchangeable for equity interests of the Company) of which such Shareholder has record or beneficial ownership as of the date hereof and that are not reflected on Schedule I, (2) any additional equity interests of the Company (or any securities convertible into or exercisable or exchangeable for equity interests of the Company) of which such Shareholder acquires record or beneficial ownership after the date hereof, including by Transfer (as defined below), purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such equity interests, or upon exercise or conversion of any securities, and (3) any additional equity interests of the Company with respect to which such Shareholder has the right to vote through a proxy or otherwise, such Shareholder’s “Covered Shares”);

WHEREAS, as of the date hereof, Expedia is the indirect beneficial owner (through Juniper, who is the holder of record and beneficial owner of) the number of Company Non-Voting Ordinary Shares set forth opposite its name on Schedule I attached hereto and it is the intention of Expedia and Juniper to Transfer (as defined below) such Company Non-Voting Ordinary Shares to Expedia (the “Expedia Transfer”), such that Expedia shall be the record and beneficial owner thereof prior to the Closing;

WHEREAS, on the date hereof, the requisite Shareholders required to approve the Transaction Agreement and the Transactions pursuant to the Existing Shareholders Agreement have delivered a written consent with respect thereto to Acquiror (the “Transaction Consent”); and

WHEREAS, as an inducement to Acquiror to enter into the Transaction Agreement and to consummate the Transactions, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
shareholder COVENANTS

Section 1.1            Special Resolutions, Consents, Approvals, etc. Each Shareholder agrees that it shall (solely as to itself and not any other Shareholder), and shall cause any other holder of record of any of such Shareholder’s Covered Shares to:

(a)          during the Interim Period, validly execute, return and otherwise grant any action by written consent, special resolution or other approval, or vote or cause to be voted at any meeting of shareholders of the Company (and appear or otherwise cause its Covered Shares to be counted as present thereat for purposes of quorum) (and any adjournment thereof or in any other circumstance in which the vote, consent or the approval of any of the Shareholders is sought), in each case, with respect to all of its Covered Shares entitled to vote or consent on matters put to a vote or consent, as applicable, in favor of any such consent, special resolution or other approval as may be required under the Organizational Documents of the Company or applicable Law or otherwise sought with respect to the Transaction Agreement or the Transactions (including, without limitation, in order to effect the transactions set forth in Section 2.1 of the Transaction Agreement); and

(b)          during the Interim Period, validly execute, return and otherwise grant any action by written consent, special resolution or other approval, or vote or cause to be voted at any meeting of shareholders of the Company (and appear or otherwise cause its Covered Shares to be counted as present thereat for purposes of quorum) (and any adjournment thereof or in any other circumstance in which the vote, consent or the approval of any of the Shareholders is sought), in each case, with respect to all of its Covered Shares, against (i) any Competing Transaction and (ii) any other proposal, agreement or action that would reasonably be expected to (A) prevent or nullify, or materially delay or materially impair the ability of the Company to perform its obligations under, any provision of this Agreement or the Transaction Agreement, (B) result in any of the conditions to the Closing in Article VIII of the Transaction Agreement not being satisfied or (C) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholders contained in this Agreement.

For purposes of this Agreement, a Shareholder shall be deemed to “own” or to have “ownership” of a security if such Shareholder (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

Section 1.2            No Interim Period Transfers. No Shareholder shall, during the Interim Period (except, in each case, pursuant to the Transaction Agreement), (a) sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Covered Shares (each, a “Transfer”), (b) enter into any swap or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Covered Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in the foregoing clauses (a) or (b); provided, however, that the foregoing shall not prohibit a Compliance Transfer, provided, that any Shareholder effecting such Compliance Transfer shall (or, if such Compliance Transfer is pursuant to Section 2.2.2 or Section 2.2.3 of the Existing Shareholders Agreement, shall use best efforts to) obtain an agreement from the transferee in writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the transferring Shareholder under, and be bound by all of the terms of, this Agreement.

Section 1.3            Expedia Shares. Expedia and Juniper acknowledge and agree that, for purposes of this Agreement, prior to the Expedia Transfer, all equity interests in Juniper or any other Juweel Entity (as defined in the Existing Shareholders Agreement) held by Expedia or any of its Affiliates shall be subject to the provisions of Section 1.2 of this Agreement as if they were “Covered Shares”. To the extent Expedia or any of its Affiliates acquires or otherwise becomes the record or beneficial owner of equity interests of the Company (including as a result of the Expedia Transfer), such equity interests shall be “Covered Shares” for all purposes of this Agreement. Each of Expedia and Juniper, represent and warrant that, as of the date hereof, the class and number of equity interests in Juniper and any other Juweel Entity and the number of Company Non-Voting Ordinary Shares indirectly owned by Expedia are set forth opposite its name on Schedule I attached hereto.

Section 1.4            Post-Closing Equity Adjustment; Post-Closing Lock-Up.

(a)          Each Shareholder hereby acknowledges that it has read the Transaction Agreement, including Sections 2.7(f) (Earnout) and 2.8 (Closing Egencia Acquisition) (collectively, the “Adjustment Provisions”), and understands that the Adjustment Provisions provide that such Shareholder’s equity interests or rights to equity interests in the Company and Acquiror may be subject to reservation, redemption, cancellation and adjustment (in number and/or terms) following the Closing, as and to the extent set forth therein.

(b)          Subject to the last sentence of this Section 1.4(b), each Shareholder hereby agrees that it shall not, until the one hundred eightieth (180th) day following the Closing Date (the “UW Lock-up Release Date”), Transfer any equity securities of Acquiror or the Company (including shares of, or other derivative securities relating to shares of, Domesticated Acquiror Class A Common Stock issued on account of an exchange under the Exchange Agreement occurring between the Closing and the UW Lock-Up Release Date) other than (i) pursuant to a Compliance Transfer, provided that in the event of such Transfer, the transferee shall be required to agree to the terms of this Agreement (other than in respect of a transfer pursuant to Section 2.2.2 or Section 2.2.3 of the Existing Shareholders Agreement in which case the transferor shall be required to use reasonable best efforts to cause the transferee to agree to the terms of this Agreement); or (ii)(A) with the prior written consent of a majority of the Independent Nominees (as defined in the Shareholders Agreement) and (B) the applicable transferee agreeing in writing, in form and substance reasonably satisfactory to Acquiror, to assume all of the obligations of the transferring Shareholder under, and be bound by all of the terms of, this Agreement, to the extent applicable following the Closing (the foregoing clauses (i) and (ii) collectively, the “Transfer Restriction Exceptions”). Notwithstanding the foregoing, if the final determination of the Post-Closing Equity Adjustment (as defined in the Equity Contribution Agreement) has not occurred prior to the expiration of the UW Lock-Up Release Date, then each Shareholder hereby agrees that it shall retain and not Transfer at least five percent (5%) of each class of securities of each of Acquiror and of the Company that it receives in connection with the Closing from the UW Lock-Up Release Date until the completion of the implementation of the adjustments set forth in Section 2.8(b) of the Transaction Agreement (or the payment and receipt of the settlement of the Post-Closing Equity Adjustment pursuant to Section 2.8(d) of the Transaction Agreement), other than Transfers pursuant to the Transfer Exceptions (provided, that the applicable transferee has agreed to be subject to this transfer restriction to the extent required by the preceding sentence, unless the transferring Shareholder continues to own at least five percent (5%) of each class of securities of each of Acquiror and of the Company that it receives in connection with the Closing, in which case such transferee shall not be required to comply with this sentence).

Section 1.5            Transaction Agreement Covenants. During the Interim Period, each Shareholder agrees to be bound by and comply with Section 5.4 (No Solicitation by the Company) and Section 7.8 (Publicity) of the Transaction Agreement (and any relevant definitions used in any such sections) as if such Shareholder was the Company with respect to such provisions. It is expressly acknowledged and agreed that nothing contained in this Agreement shall limit or otherwise apply to disclosure by Alder or its Affiliates in connection with supervisory examinations by or communications with bank regulatory authorities with jurisdiction over Alder or its affiliates.

Section 1.6            No Inconsistent Agreement. Each Shareholder hereby agrees and represents and covenants that such Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder.

Section 1.7            Update of Schedule I. If any Shareholder acquires record or beneficial ownership of any Covered Shares or, in the case of Expedia, equity interests of Juniper following the date hereof (or becomes aware, following the date hereof, of its record or beneficial ownership of any Covered Shares or, in the case of Expedia, equity interests of Juniper as of the date hereof, which shares are not already set forth on Schedule I), such Shareholder shall promptly notify Acquiror in writing (email being sufficient), and Schedule I shall be updated to reflect such Shareholder’s ownership of such additional Covered Shares or, in the case of Expedia, equity interests of Juniper. For the avoidance of doubt, no Shareholder shall be required to provide any such notification to the extent provided by the Company in respect of Covered Shares issued in connection with any draw down under the Company Existing Equity Commitment Documents.

Section 1.8            Project Runway. During the Interim Period, Alder shall, and shall cause its Affiliates to, use its and their respective reasonable best efforts to enter into definitive agreements with the Company consistent in all material respects with the Project Runway Term Sheet set forth on Section 5.5 of the Company Disclosure Letter (such term sheet, the “Project Runway Term Sheet”), other than any deviations from such Project Runway Term Sheet not materially less favorable to Acquiror, the Company and its Subsidiaries (such definitive agreements, collectively, the “Project Runway Agreements”). Alder acknowledges and agrees that the Project Runway Term Sheet is a binding agreement on the parties thereto to comply with the terms and provisions thereof until the Project Runway Agreements have been fully executed and are in full force and effect. During the Interim Period, without the prior written consent of Acquiror, Alder shall not, and shall not permit any of its Affiliates to, unless and until the Project Runway Agreements have been fully executed and are in full force and effect, terminate, waive or materially amend or modify any provisions of the Project Runway Term Sheet or any provisions of the letter agreement by and among Alder, Juniper and the Company dated as of the date hereof to which the Project Runway Term Sheet is attached (a copy of which has been delivered to Acquiror prior to the date hereof) with respect to the Project Runway Term Sheet.

Section 1.9            Closing Date Deliverables. On the Closing Date, each Shareholder shall deliver to Acquiror and the Company a duly executed copy of the Shareholders Agreement, the Acquiror Class B Common Stock Distribution Agreement, the Exchange Agreement and the Registration Rights Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1            Representations and Warranties of the Shareholders. Each Shareholder represents and warrants as of the date hereof to Acquiror (severally and not jointly and solely with respect to itself and not with respect to any other Shareholder) as follows:

(a)          Organization; Due Authorization. Such Shareholder (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and (ii) has all requisite corporate, limited liability company or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate, limited liability company or other organizational actions on the part of such Shareholder. This Agreement has been duly and validly executed and delivered by such Shareholder and assuming that this Agreement constitutes the legal, valid and binding obligation of each other party hereto, this Agreement constitutes a legal, valid and binding obligation of such Shareholder, and is enforceable against such Shareholder in accordance with the terms hereof, subject to the Bankruptcy and Equity Exception.

(b)               Ownership. As of the date hereof, such Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Shareholder’s equity interests as set forth opposite such Shareholder’s name on Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such equity interests (other than transfer restrictions under the Securities Act)) affecting any such equity interests, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Organizational Documents (or Juniper’s Organizational Documents in the case of Expedia), (iii) the Transaction Agreement, or (v) any applicable securities Laws. Such Shareholder’s equity interests as set forth opposite such Shareholder’s name on Schedule I attached hereto are the only equity interests in the Company (or Juniper, in the case of Expedia) owned of record or beneficially by such Shareholder on the date of this Agreement, and none of such Shareholder’s equity interests in the Company (or Juniper, in the case of Expedia) are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity interests, except as provided hereunder or in the Company’s Organizational Documents or Juniper’s Organizational Documents. Such Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity interests of the Company (or Juniper, in the case of Expedia) or any equity interests convertible into, or which can be exchanged for, equity interests of the Company (or Juniper, in the case of Expedia).

(c)               No Conflicts. The execution and delivery of this Agreement by such Shareholder do not, and the consummation of the transactions contemplated hereby and the performance by such Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of such Shareholder, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Shareholder or such Shareholder’s Covered Shares or, in the case of Expedia, equity interests of Juniper), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Agreement.

(d)               Litigation. There are no Actions pending, or to the knowledge of such Shareholder, threatened against such Shareholder, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Agreement.

(e)               Brokerage Fees. Except as set forth in Section 3.23 of the Company Disclosure Letter, no broker, finder, investment banker or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission or compensation in connection with the Transactions based on any arrangement made by such Shareholder, for which Acquiror, the Company or any of their respective Subsidiaries may become liable.

(f)                Acknowledgment. Each Shareholder understands and acknowledges that Acquiror is entering into the Transaction Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1            Termination; Non-Survival of Representations and Warranties.

(a)          This Agreement shall terminate upon the earliest to occur of (i) the termination of the Transaction Agreement in accordance with its terms prior to the Closing or (ii) the time this Agreement is terminated upon the written agreement of the Parties. Upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability or other obligation on the part of any Party to any Person in respect of the transactions contemplated hereby, and no Party shall have any claim against any other Party (and no Person shall have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any Party from liability arising in respect of any willful and material breach of this Agreement occurring prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

(b)          None of the representations, warranties or covenants contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing, except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this ARTICLE III.

Section 3.2            Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

Section 3.3            Jurisdiction; Waiver of Jury Trial.

(a)          Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware shall decline to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware), and each of the Parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court and (v) agrees to accept service of process in any such Action if given in the same manner for giving notices under Section 3.8 or in any other manner permitted by applicable Law. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3(a).

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 3.4            Assignment. Neither this Agreement nor any part thereof shall (a) be assigned by any of the Shareholders without the prior written consent of Acquiror or (b) be assigned by Acquiror without the prior written consent of the Shareholders. Any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 3.5            Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement prior to the valid termination of this Agreement in accordance with Section 3.1, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall oppose the granting of specific performance and other equitable relief on the basis, or allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The Parties acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither Party would have entered into this Agreement.

Section 3.6            Amendment. Subject to the provisions of applicable Law, this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, however, that no amendment may be made to Section 1.3, this Section 3.6 or Section 3.12 without the prior written consent of APSG Sponsor, L.P., a Cayman Islands exempted limited partnership (“Sponsor”).

Section 3.7            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.8            Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email, addressed as follows:

If to Acquiror prior to the Closing:

Apollo Strategic Growth Capital
9 West 57th Street, 43rd Floor
New York, NY 10019
Attn: James Crossen

with copies to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attn: Ross A. Fieldston; Brian M. Janson
E-mail: rfieldston@paulweiss.com; bjanson@paulweiss.com

If to Acquiror after the Closing:

c/o GBT US LLC
General Counsel’s Office
666 Third Avenue
New York, NY 10017
Attn: Eric J. Bock

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn: Peter D. Serating; Thaddeus P. Hartmann
Email: Peter.Serating@skadden.com; Thaddeus.Hartmann@skadden.com

If to a Shareholder:

To such Shareholder’s address set forth in Schedule I

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 3.9            Headings; Counterparts; Effectiveness; Construction. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any Party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. Section 1.2 of the Transaction Agreement is hereby incorporated herein mutatis mutandis.

Section 3.10        Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 3.11        Shareholder Capacity Only. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employees, agent, designee or other representative of any Shareholder, solely in his or her capacity as a director or officer of the Company or any of its Subsidiaries or any other Person. Each Shareholder is executing this Agreement solely in its capacity as a record or beneficial owner of Covered Shares or, in the case of Expedia as of the date hereof equity interests of Juniper, and Acquiror specifically acknowledges and agrees that each and every agreement herein by any Shareholder is made only in such capacity and subject to the limitations set forth in the immediately preceding sentence.

Section 3.12        Rights of Third Parties. Except as otherwise expressly provided herein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, Sponsor is an intended third-party beneficiary of, and may enforce, Section 1.3, Section 3.6 and this Section 3.12 of this Agreement and the Company is an intended third-party beneficiary of, and may enforce, Article I and this Section 3.12 of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties have each caused this Company Holders Support Agreement to be duly executed as of the date first written above.

SHAREHOLDERS:

AMERICAN EXPRESS TRAVEL HOLDINGS NETHERLANDS COOPERATIEF U.A.

By:	/s/ Gregory A. Hybl
Name:	Gregory A. Hybl
Title:	Senior Vice President of Strategic Partnerships

JUWEEL INVESTORS (SPC) LIMITED

By:	/s/ M. Gregory O’Hara
Name:	M. Gregory O’Hara
Title:	Authorized Signatory

EG CORPORATE TRAVEL HOLDINGS, LLC

By:	/s/ Lance A. Soliday
Name:	Lance A. Soliday
Title:	Senior Vice President and Chief Accounting Officer

[Signature Page to Company Holders Support Agreement]

ACQUIROR:

APOLLO STRATEGIC GROWTH CAPITAL

By:	/s/ Sanjay Patel
Name: Sanjay Patel
Title: Chief Executive Officer

[Signature Page to Company Holders Support Agreement]

Schedule I

Company Voting Ordinary Shares, Company Non-Voting Ordinary Shares, Company Preferred Shares, Company Profit Shares and Other Covered Shares Held by the Shareholders

As of December 2, 2021

Shareholder & Shareholder’s Address	Company Voting Ordinary Shares	Company Non-Voting Ordinary Shares	Company Preferred Shares	Company Profit Shares
American Express Travel Holdings Netherlands Cooperatief U.A. Address: c/o American Express Company 200 Vesey Street New York, NY 10285 Attention: General Counsel / Chief Development Officer With a copy (which shall not constitute notice) to: CorpTransactionNotices@aexp.com	18,000,000	0	750,000	0
Juweel Investors (SPC) Limited Address: 350 Madison Avenue, 8th Floor New York, NY 10017 Attention: M. Gregory O’Hara	18,000,000	8,413,972	750,000	800,000
EG Corporate Travel Holdings LLC Address: 1111 Expedia Group Way W, Seattle, WA 98119 Attention: Adrian Esguerra M&ANotices@expediagroup.com	0	8,413,972 (held indirectly through Juweel Investors (SPC) Limited, via its Evergreen Segregated Portfolio)	0	0

Other Covered Shares

EG Corporate Travel Holdings LLC holds 8,414,072 Evergreen Class A Shares in Juweel Investors (SPC) Limited, Evergreen Segregated Portfolio.

[Schedule I to Company Holders Support Agreement]